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                                                          EXHIBIT 99

                                                          [ON logo appears here]



Everett Tackett, APR                                Rudy Garcia
Director Public Relations                           Director Investor Relations
ON Semiconductor                                    ON Semiconductor
(602) 244-4534                                      (602) 244-3437
everett.tackett@onsemi.com                          rudy.garcia@onsemi.com


                ON SEMICONDUCTOR APPOINTS CHIEF FINANCIAL OFFICER

         John T. Kurtzweil to lead company's global finance organization

PHOENIX, ARIZ. - MARCH 19, 2002 - ON Semiconductor (Nasdaq: ONNN) today announced that it has appointed John T. Kurtzweil as senior vice president, Chief Financial Officer (CFO) and Treasurer to lead the company's finance organization as the company continues to execute on its strategy.

     Kurtzweil is a 23-year veteran of the high-tech industry and has held numerous management positions of increasing responsibility in finance and accounting during his career.

     Kurtzweil was most recently the senior vice president of finance and CFO at Read-Rite Corporation, one of the world's largest independent suppliers of magnetic recording heads for the hard disk drive (HDD) market. Prior to his experience at Read-Rite, he held senior finance positions at Maxtor Corporation, Miniscribe Corporation and Honeywell Incorporated.

     "John brings a wealth of experience in managing finance and accounting operations for growing, global technology enterprises," said Steve Hanson, ON Semiconductor president and CEO. "As the company continues to execute on its long-range strategy, John's experience and proven leadership will play a key role."

     ON Semiconductor's appointment of Kurtzweil is effective April 1. Kurtzweil replaces Dario Sacomani, who was the company's CFO since it spun out of Motorola in August 1999. Sacomani will assist in the leadership transition and will announce his future plans at a later date.

     "We're tremendously grateful for Dario's contribution to ON Semiconductor," Hanson said. "Dario was instrumental in the successful start up of the company and providing financial guidance during a time of great change and development for the company."

     Kurtzweil earned his MBA at the University of St. Thomas and his bachelor's degree in accounting from Arizona State University. He is a Certified Public Accountant.

ABOUT ON SEMICONDUCTOR

     ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors that address the design needs of today's sophisticated


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  electronic products, appliances and automobiles. For more information visit ON
  Semiconductor's Web site at http://www.onsemi.com.

                                      # # #

ON Semiconductor and the ON Semiconductor logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

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